UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2017

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9380 Judicial Drive

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 210-3700

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 15, 2017, Sorrento Therapeutics, Inc. (the “Company”) and certain of its domestic subsidiaries (together with the Company, the “Borrowers”) and Hercules (as defined below) entered into an amendment (the “Amendment”) to that certain Loan and Security Agreement (the “Loan Agreement”) that it entered into on November 23, 2016 with Hercules Capital, Inc. (“Hercules”), as a lender and agent for several banks and other financial institutions or entities from time to time party to the Loan Agreement. Prior to the Amendment, the Loan Agreement provided for a term loan of up to $75.0 million, subject to funding in three tranches, and (a) the first tranche of $50.0 million of the Term Loan was funded upon execution of the Loan Agreement on November 23, 2016, (b) the second tranche of up to $10.0 million was to be available until September 30, 2017, subject to the Borrowers achieving certain fundraising and corporate milestones and satisfying customary conditions, and (c) the third tranche of up to $15.0 million was to be available until June 30, 2018, subject to approval by Hercules’ Investment Committee. The Amendment: (1) adjusted the minimum amount of unrestricted cash that the Company must maintain under the Loan Agreement, (2) changed the date by which the Company must achieve a fundraising milestone, (3) modified the second and third tranches of additional funds available under the Term Loan such that $25.0 million is available until June 30, 2018, subject to approval by Hercules’ Investment Committee, and (4) amended the end of term charge.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment. A copy of the Amendment will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”). Certain terms of the Amendment have been omitted from this Current Report on Form 8-K and will be omitted from the version of the Amendment to be filed as an exhibit to the Form 10-K pursuant to a Confidential Treatment Request that the Company plans to submit to the SEC at the time of the filing of the Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: March 21, 2017	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: President and Chief Executive Officer